Exhibit 99.1

ACQUISITION OF HCC INSURANCE HOLDINGS, INC. CLOSES

HOUSTON (October 27, 2015) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced the closing of its acquisition by Tokio Marine Holdings, Inc. (Tokio Marine).  The aggregate consideration paid in connection with the merger was approximately $7.5 billion and the merger became effective today at 4:05 p.m. Eastern Daylight Time.

HCC’s common stock will be suspended from trading on the New York Stock Exchange before the market opens on October 28, 2015 and will subsequently be delisted.  The transaction was approved by HCC’s stockholders at a special meeting held on September 18, 2015.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of June 30, 2015, HCC had assets of $11.1 billion and shareholders’ equity of $3.9 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Financial Services LLC, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

This communication and other written or oral statements made by or on behalf of HCC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made under the “safe harbor” provisions of The Private Securities Litigation Reform Act of 1995.  In particular, statements using words such as “may,” “will,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “plan,” “project,” “continue” or “potential,” or their negatives or variations, and similar terminology and words of similar import, generally involve forward-looking statements.  Forward-looking statements reflect HCC’s current views, plans or expectations with respect to future events and financial performance.  They are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies.  The inclusion of forward-looking statements in this or any other communication should not be considered as a representation by HCC or any other person that current plans or expectations will be achieved.  Forward-looking statements speak only as of the date on which they are made, and HCC undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.  There are or will be important factors that could cause actual results to differ materially from those expressed in any such forward-looking statements disclosed in HCC’s filings with the SEC, including but not limited to those discussed under Item 1A, “Risk Factors”, in HCC’s Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference.

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